Where Food Comes From, Inc. 8-K

Exhibit 16.1

May 24, 2018

Securities and Exchange Commission

Office of the Chief Accountant

100 F Street, N.E.

Washington, D.C. 20549

RE: Where Food Comes From, Inc.

We have read the statements made by Where Food Comes From, Inc. in Item 4.01 of this Form 8-K regarding the change in auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made in Item 4.01 of this Form 8-K.

Yours truly,

/s/ EKS&H LLLP